Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-168018 and 333-132854 on Form S-8 and Registration Statement No. 333-150238 on Form S-3, of our reports dated March 7, 2011 relating to the financial statements of Western Refining, Inc. and subsidiaries and the effectiveness of Western Refining, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Western Refining, Inc. and subsidiaries for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Phoenix, AZ
March 7, 2011